Exhibit 5

September 21, 2006

Riverbed Technology, Inc.

501 Second Street

San Francisco, CA 94107

Re:	Riverbed Technology, Inc. Registration Statement
for Offering of 11,887,987 Shares of Common Stock

Ladies and Gentlemen:

We refer to your registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 11,887,987 shares of Common Stock under the Riverbed Technology, Inc. 2006 Equity Incentive Plan, 2006 Director Plan and 2006 Employee Stock Purchase Plan (the “Plans”). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Plans and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company’s Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP